UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 13, 2006

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Charlevoix Dr. Suite 100, Grand Ledge, Michigan		48837
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(517) 627-1734

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2006, Maxco, Inc. (the “Company”), its wholly owned subsidiary, Atmosphere Annealing, Inc. (“AAI”), and AAI’s wholly owned subsidiary, BCGW, Inc. (“BCGW”) entered into an Asset Purchase and Sale Agreement (the “Agreement”) with Quanex Technologies, Inc. (“Quanex Technologies”) and Quanex Corporation. A copy of the Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Quanex Technologies will acquire substantially all of the operating assets of AAI and BCGW for $58.0 million in cash (the “Transaction”), subject to an adjustment depending on the net working capital of AAI as of December 31, 2006, and other customary closing conditions, upon the closing of the Transaction. There will be two escrows established from the purchase price monies. An escrow of $2.0 million is to last for a minimum of 3 years and up to 4 years, depending on satisfaction of certain conditions, to assure compliance with our environmental warranties. An escrow of $3 million is to be held for 18 months to assure the accuracy of representations and warranties, including any environmental claims that exceed the $2 million environmental escrow. Other than the assumption of normal operating liabilities, Quanex Technologies will not assume any liabilities for borrowed money or certain other liabilities, if any, including certain product liabilities, tax and environmental liabilities. Assets excluded from the proposed transaction include cash, cash equivalents, certain corporate records, all tax benefits and rights to refunds, all rights relating to borrowed money, related party receivables, and all rights to prepaid insurance and insurance deposits.

As part of the closing of the Transaction, certain outstanding liabilities secured by the assets of AAI and BCGW will be required to be paid, which are estimated to be approximately $11.5 million. In addition, the Company estimates that net federal and state income taxes will be approximately $11 million, closing costs and other costs and obligations in connection with the closing will be approximately $5.2 million.

On December 13, 2006, Maxco, Inc. and Quanex Corporation issued a joint press release to announce the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In addition to customary closing conditions, the closing of the Transaction is subject to the approval of the majority of the voting shares of the Company’s shareholders, and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, without action by the Justice Department or the Federal Trade Commission. The parties anticipate the closing to take place on or about February 1, 2007.

In connection with the signing of the Agreement, the Company also entered into a Voting Agreement and Irrevocable Proxy (the “Voting Agreement(s)”) with shareholders, Max A. Coon (“Mr. Coon”), Chairman of the Board of the Company and EM Investors, LLC (“EM”), and with shareholder ROI Capital Management, Inc. (“ROI”).. Under the terms of the Voting Agreements, Mr. Coon, EM and ROI have agreed to vote their respective voting shares, directly controlled or indirectly controlled through a brokerage firm, in favor of the Transaction. If voted as indicated in the Voting Agreements, the votes of Mr. Coon, EM and ROI will represent approximately 55.44% of the voting power of the Company’s stock and will provide the requisite vote required for approval of the Transaction.. A copy of the form of the Voting Agreements of Mr. Coon and EM, and of ROI, is attached hereto as Exhibit 2.2 and Exhibit 2.3, respectively, and incorporated herein by reference.

Maxco, Inc. will file with the Securities and Exchange Commission (“SEC”) and will mail to its shareholders a definitive proxy statement in connection with the proposed Transaction. Shareholders of Maxco, Inc. are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders may obtain a free copy of these materials (when they become available) and other documents filed with the SEC at www.sec.gov.

Item 8.01 Other Events

On December 13, 2006, Maxco, Inc. issued a press release announcing that it has signed a definitive asset purchase and sale agreement to sell substantially all the assets of its wholly owned subsidiary, Atmosphere Annealing, Inc. to Quanex Technologies, Inc. The press release is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase and Sale Agreement, dated as of December 13, 2006, among Maxco, Inc. Atmosphere Annealing, Inc., BCGW, Inc., Quanex Technologies, Inc. and Quanex Corporation. *

2.2	Form of Voting Agreement and Irrevocable Proxy among Maxco, Inc., Max A. Coon and EM Investors, LLC.

2.3	Form of Voting Agreement and Irrevocable Proxy between Maxco, Inc. and ROI Capital Management, Inc.

99.1	Press Release issued by Maxco, Inc. and Quanex Corporation on December 13, 2006.

*	Excluding schedules, exhibits, lists, and similar attachments, copies of which will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxco, Inc.
(Registrant)

Date: December 18, 2006
/S/ Lawrence O. Fields
(Signature)

Lawrence O. Fields
Chief Financial Officer